EXHIBIT 10.1

MEMORANDUM OF UNDERSTANDING

This Memorandum of Understanding, effective as of January 22, 2008, is entered into among the Special Litigation Committee of the Board of Directors of Monster Worldwide, Inc. (the “Monster SLC”), Monster Worldwide, Inc. (“Monster” or the “Company”), and Andrew J. McKelvey (“McKelvey”; each a “Party” and collectively the “Parties”), by and through their respective undersigned attorneys.

WHEREAS, the Monster SLC has conducted an extensive investigation regarding the claims and potential claims arising from or relating to the allegations contained in two consolidated shareholder derivative actions, In re Monster Worldwide, Inc. Derivative Litigation, 06-108700, pending in the Supreme Court of the State of New York in New York County (the “State Action”), and In re Monster Worldwide, Inc. Stock Option Derivative Litigation, 06-cv-04622, pending in the U.S. District Court for the Southern District of New York (the “Federal Action”; collectively the “Derivative Actions”);

WHEREAS, the Derivative Actions allege, inter alia, that certain actions taken or not taken by current and former officers and directors with respect to Monster’s historical stock option practices constituted breaches of fiduciary duties and related state law causes of action, violations of Sections 10(b) and 14(a) of the Securities Exchange Act of 1934, and unjust enrichment;

WHEREAS, Company has investigated claims other than those asserted in the Derivative Actions that the Company may have against McKelvey arising out or relating to the litigations captioned In re Monster Worldwide, Inc. Securities Litigation, 07 CV 2237 (S.D.N.Y.) (JSR), and Taylor v. Monster Worldwide, Inc. et al., 06 CV 8322 (S.D.N.Y.)(AKH);

WHEREAS, the Parties wish to resolve fully and finally, without further burden and expense, all disputes and controversies between them relating to or arising from the conduct alleged in the Derivative Actions, and wish to do so without admitting the merits of any claim or allegation by any Party;

NOW THEREFORE, the Parties have agreed in principle, as follows:

1.        The Parties have reached an agreement providing for the settlement of the Company’s claims and potential claims arising from or relating to the allegations contained in the Derivative Actions and all other potential claims or causes of action set forth in paragraph 11 herein on the terms and subject to the conditions set forth below in this Memorandum of Understanding (“Memorandum of Understanding”).

2.        The Parties will act in good faith and use reasonable efforts to agree upon and execute (a) a settlement agreement in accordance with the terms set forth in this Memorandum of Understanding (the “Settlement Agreement”) and (b) such other documentation as may be required to obtain Final Court Approval of the Settlement Agreement, including any papers necessary to obtain dismissal of any claims alleged against McKelvey in the Derivative Actions with prejudice on the merits.  As used herein, “Final Court Approval” means that the Court before which the State Action is pending has entered any necessary approval order and that such order is finally affirmed on appeal in all material respects or is no longer subject to appeal and the time for any petition for reargument, appeal or review, by certiorari or otherwise, has expired.

3.        Subject to any limitations imposed by agents of the United States Government, McKelvey shall, to the extent of his knowledge and recollection and to the best of his belief, provide the Monster SLC and Monster with full, complete, and truthful cooperation, as reasonably required by the Monster SLC and the Company.  Nothing in this paragraph shall be construed to limit any party from complying with legal obligations, asserting any legal rights or privileges, or responding to any request for information or inquiry as part of a legal proceeding or regulatory process in a truthful manner.  The Monster SLC and Monster will adjourn any request for cooperation if McKelvey provides a reasonable basis to believe that the requested cooperation would interfere with his ability to defend against any regulatory, civil, criminal, or any other proceeding, related to the subject matter of the Derivative Actions.

4.        Within ten (10) days of the execution of the Settlement Agreement, McKelvey will transfer to the Company’s counsel, Dechert LLP (“Dechert”), by certified check or wire transfer the sum of $8 million (Eight Million Dollars) (the “Settlement Amount”) to be deposited into a Dechert attorney escrow account.  Within three (3) business days of Final Court Approval, Dechert will transfer the $8 million (Eight Million Dollars), plus all interest accrued thereon, to the Company by certified check or wire transfer.  If Final Court Approval is denied, the Company will return the $8 million and all accrued interest thereon to McKelvey.

5.        Within five (5) days of the execution of the Settlement Agreement, McKelvey will execute a  conversion notice, in the form of Exhibit A, to convert (the “Conversion”) all of the issued and outstanding shares of Class B Common Stock, $.001 par value per share (the “Class B Stock”) of the Company held by McKelvey into shares of  Common Stock, $.001 par value per share (the “Common Stock”), of the Company and will deliver such executed document (the “Executed Conversion Document”) to Dechert as escrow agent.  The effect of the Conversion shall be the extinguishment of any supervoting rights presently held by McKelvey pursuant to his ownership of shares of Class B Stock.  The Conversion shall be effective on the date on which the last of the following has occurred (the “Effective Conversion Date”): (a) Final Court Approval has been issued or granted; (b) the Executed Conversion Document has been delivered to the Company; and (c) all of the certificates representing the shares of Class B Stock have been delivered to the Company.  Within three (3) business days of Final Court Approval, Dechert shall release the Executed Conversion Document from escrow and deliver it by hand to the Company.

6.        If, at any time after the Settlement Agreement is executed, McKelvey is in possession of the certificate(s) representing all of the shares of Class B Stock, he shall promptly (and in any event within five (5) business days) surrender and deliver such certificates to the Company in exchange for the simultaneous delivery by the Company to him of certificates representing an equal number of shares of Common Stock.  If, however, at the time of Final Court Approval, the certificate(s) representing all of the shares of Class B stock are in the possession of Morgan Stanley, McKelvey will take all reasonable steps, including providing written instruction to Morgan Stanley, to facilitate the immediate delivery by Morgan Stanley of the Class B certificates to the Company in exchange for the simultaneous delivery by the Company to Morgan Stanley of certificates representing an equal number of shares of Common Stock.  To facilitate the exchange with Morgan Stanley, McKelvey agrees that he shall, within five (5) days of executing the Settlement Agreement, execute written instruction to Morgan Stanley authorizing the foregoing exchange in the form appearing as Exhibit B to this Memorandum of Understanding.  McKelvey will use good faith efforts and take all actions reasonably necessary to obtain Morgan Stanley’s Acknowledgement and Agreement to the written instruction and thereafter agrees that the written instruction shall be held in escrow by Dechert pending Final Court Approval.  Upon Final Court Approval, Dechert shall release the written instruction from escrow in order to fulfill the requirements of this paragraph.

7.        From the date hereof through the Effective Conversion Date, McKelvey hereby agrees that (a) he shall be entitled to vote one-tenth of the shares of all of the Class B Stock beneficially owned by him in any manner he desires and (b) the remaining nine-tenths of the shares of Class B Stock  beneficially owned by him (the “Relinquished Voting Shares”) shall be voted in the same percentage(s) as the aggregate votes cast by the holders of shares of Common Stock  (other than McKelvey).  McKelvey’s entitlement to vote only one-tenth of the shares of all of the Class B Stock beneficially owned by him shall not be affected by McKelvey’s failure to surrender to the Company after Final Court Approval the certificates representing each of the shares of Class B Stock.  McKelvey’s entitlement to cast only one-tenth of the shares of all of the Class B Stock beneficially owned by him shall remain in effect until the Effective Conversion Date.  If the Company fails to act in good faith and use reasonable efforts to agree upon and execute a Settlement Agreement in accordance with the terms set forth in this Memorandum of Understanding or if Final Court Approval is denied, and McKelvey has complied in good faith with his obligations under this agreement, McKelvey’s entitlement to cast only one-tenth of the shares of all of the Class B Stock beneficially owned by him and the corresponding proxy granted herein shall terminate.

8.        To effectuate Paragraph 7, McKelvey hereby grants to the Chief Executive Officer of the Company a proxy to vote the Relinquished Voting Shares on any matter presented to the holders of Common Stock for their vote, approval, waiver or consent (other than matters to which the holders of Class B Stock are not entitled to vote) in the same percentage(s) as the aggregate votes cast by the holders of shares of Common Stock (other than McKelvey) on such matter.  Such proxy is coupled with an interest, is perpetual and is irrevocable (unless terminated as set forth in paragraph 7 above), and bestows on the Chief Executive Officer of the Company full power to vote and act for McKelvey with respect to the aforementioned matters.

9.        McKelvey hereby revokes any and all previous proxies granted with respect to the Relinquished Voting Shares.  McKelvey represents and warrants that he has not entered into any voting agreement or voting trust, or made any other agreement, or issued, granted or given a proxy with respect to the Relinquished Voting Shares that is currently in effect (or upon the happening of an event or the passage of time or both will be in effect).  McKelvey agrees, unless and until this Memorandum of Understanding is terminated, not to: (a) grant any other proxy or power of attorney, enter into or make any voting arrangements with respect to the Relinquished Voting Shares, other than as provided for in this Memorandum of Understanding; or (b) pledge, enter into any other forward contract (including any amendment, restatement or modification of the existing prepaid forward contract with Morgan Stanley) or otherwise convey any interest in the Class B shares to any person, unless and until McKelvey has provided the

Company with a letter signed by the proposed counterparty in a form substantially similar to Exhibit B hereto, in which the proposed counterparty agrees, upon receipt of a written request from the Company in accordance with the terms of the Settlement Agreement, to deliver immediately the Class B certificates to the Company in exchange for the simultaneous delivery by the Company to it of certificates representing an equal number of shares of Common Stock.  McKelvey represents and warrants that he has all necessary power, authority and capacity to grant the proxy and undertake the other obligations set forth in this Memorandum of Understanding.

10.      The Monster SLC will use best efforts to seek prompt dismissal of the Federal Action as against McKelvey consistent with the terms of this Memorandum of Understanding (“Federal Dismissal”).  If the Federal Action nonetheless proceeds, Monster will advance legal fees and expenses in connection with McKelvey defending that Action to the extent permissible by law, based on his undertaking to repay such amounts if it is later determined that he is not legally entitled to be indemnified by the Company.  Nothing herein alters any rights that McKelvey may have for advancement of legal fees or indemnification under Delaware law or other agreement, including but not limited to any indemnity agreement with the Company, except that McKelvey hereby agrees to waive any indemnification rights he may have with respect to fees and expenses incurred in connection with his retention of any entity retained to provide him with advice with respect to communications strategy or public relations.  In addition, McKelvey hereby acknowledges that hereinafter he is not entitled to indemnification from the Company with respect to legal and other fees and expenses incurred in connection with his September 2007 prepaid forward contracts relating to his shares of

Class B Stock.  McKelvey further agrees to reduce his indemnification demands by $10,000, which represents previously incurred fees and expenses related to his prepaid forward contracts.

11.      The Settlement Agreement shall include language as negotiated by the Parties providing mutual releases of the claims and causes of action, or potential claims or causes of action, arising from or relating to the allegations in the Derivative Actions, whether such claims are known or unknown.  In addition, the Company shall release any claims whatsoever that the Company may have against McKelvey arising out of the grant, or the proposed grant, by the Company of any stock options, including, but not limited to, the following individuals: Ted Button, Gerard Roeting, Steve Szalczinger, and Jim Wolfe.  The Company shall also covenant not to seek from McKelvey any contribution or damages that the Company might otherwise claim against McKelvey in connection with the litigations captioned In re Monster Worldwide, Inc. Securities Litigation, 07 CV 2237 (S.D.N.Y.) (JSR), and Taylor v. Monster Worldwide, Inc. et al., 06 CV 8322 (S.D.N.Y.) (AKH), or any other action arising out of or relating to the allegations in the Derivative Actions.  The Company shall release McKelvey from all other potential claims or causes of action relating to any subject matter whatsoever except for potential claims or causes of action currently unknown to the Company’s Board of Directors that involve intentional, fraudulent, or criminal conduct.

12.      The Settlement Agreement contemplated by this Memorandum of Understanding will become effective upon : (a) a final settlement between McKelvey and the United States Securities and Exchange Commission (“SEC”) that resolves all SEC claims against McKelvey arising out of the allegations made in the Derivative Actions has been approved by the Court or tribunal in which the proceeding has been filed; and (b) Final Court Approval is obtained in the State Action, including approval of the mutual releases described in Paragraph 11 above.

13.      The Parties agree to act in good faith and use reasonable efforts to achieve Final Court Approval, Federal Dismissal, and to cause the timely occurrence of all events, transactions, or other circumstances described herein.  In addition, the Parties agree to make good faith efforts to coordinate the public announcement or disclosure of this Memorandum of Understanding and/or the Settlement Agreement contemplated by the Memorandum of Understanding at a mutually agreeable date and time, except that nothing herein shall preclude the Company from making whatever announcements it concludes in good faith it is required to make by law.

14.      The Parties represent and warrant that they, with the benefit of professional advice from their attorneys, have fully informed themselves of the contents, terms and conditions of this Memorandum of Understanding, and that each of the attorneys executing this Memorandum of Understanding has been duly empowered and authorized to do so.

15.      This Memorandum of Understanding shall be governed by, construed, and interpreted in accordance with the laws of the State of New York, without regard to conflict of laws principles.

16.      Neither the existence of this Memorandum of Understanding, nor the Settlement Agreement contemplated herein, nor the provisions contained in either shall be deemed a presumption, concession or admission by any Party, and shall not be interpreted, construed, deemed, invoked, offered or received in evidence or otherwise used by any person in any action or proceeding.

17.      This Memorandum of Understanding constitutes the entire agreement between the Parties as to the subject matter hereof, and may not be amended nor any of its provisions waived except by a writing signed by all of the signatories hereto.

18.      This Memorandum of Understanding shall be binding upon and inure to the benefit of the Parties and their respective agents, executors, heirs, successors, and assigns, subject to the conditions set forth herein.

19.      This Memorandum of Understanding may be executed in one or more counterparts, all of which taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties have executed this Memorandum of Understanding effective as of the date set forth below.

DATED:	January 22, 2008
New York, New York

/s/ Steven F. Reich	/s/ Gandolfo V. DiBlasi
Steven F. Reich	Gandolfo V. DiBlasi
Manatt Phelps & Phillips, LLP	Stacey R. Friedman
7 Times Square	SULLIVAN & CROMWELL LLP
New York, New York 10036	125 Broad Street
(212) 830-7196	New York, New York 10004
(212) 558-4000
Counsel to Andrew J. McKelvey
Counsel to the Special Litigation
Committee of Monster Worldwide, Inc.

/s/ David S. Hoffner
Andrew J. Levander
David S. Hoffner
DECHERT, LLP
30 Rockefeller Plaza
New York, New York 10112
(212) 698-3500

Counsel to Monster Worldwide, Inc.